EXHIBIT 23.1 -	CONSENT OF CROWE CHIZEK AND COMPANY LLC, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

87

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-44393, 33-79274, 333-02049, and 333-134277 on Form S-8 of The First of Long Island Corporation of our report dated February 22, 2007 with respect to the consolidated financial statements of The First of Long Island Corporation and management’s assessment of the effectiveness of internal control over financial reporting and on the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of The First of Long Island Corporation for the year ended December 31, 2006.

/s/ Crowe Chizek and Company LLC
Crowe Chizek and Company LLC

Livingston, New Jersey

March 12, 2007

88